Exhibit 99.1

Protagonist Reports Second Quarter 2025 Financial Results and Provides Corporate Update

NDA for icotrokinra for the treatment of adults and adolescents 12 years of age and older with moderate to severe plaque psoriasis (PsO) submitted to U.S. FDA in July

ANTHEM Phase 2b trial data of icotrokinra in ulcerative colitis scheduled for an oral presentation at the 33rd United European Gastroenterology Week (UEGW) on October 7th

Phase 3 VERIFY trial data set of rusfertide in polycythemia vera (PV) presented during plenary session at ASCO; U.S. NDA filing on track for Q4

Cash, cash equivalents and marketable securities of $673.0 million as of June 30, 2025, anticipated to provide cash runway through at least end of 2028

NEWARK, Calif., August 6, 2025 – Protagonist Therapeutics (Nasdaq: PTGX) (“Protagonist” or “the Company”) today reported financial results for the second quarter ended June 30, 2025, and provided a corporate update.

“Thus far, 2025 has been a year of breakthrough accomplishments for Protagonist, as we saw rusfertide the topic of the prestigious ASCO Plenary Session in May, the announcement of an oral and injectable triple agonist anti-obesity peptide development candidate in June, and most recently the first ever NDA filing of icotrokinra for psoriasis last month,” said Dinesh V. Patel, Ph.D., the Company’s President and CEO. “Over the coming months, we look forward to the NDA filing of rusfertide for polycythemia vera, and advancing our wholly owned early-stage assets PN-881 and PN-477 into clinical and IND-enabling studies respectively.”

Second Quarter 2025 Recent Developments and Upcoming Milestones

Rusfertide: Subcutaneous Injectable Hepcidin Mimetic for Polycythemia Vera (PV) and Other Blood Disorders

•	The full data set from the positive Phase 3 VERIFY trial of rusfertide in PV was presented during the prestigious plenary session at the 2025 American Society of Clinical Oncology (ASCO) Annual Meeting on Sunday, June 1st.

•	The Company hosted an investor conference call on Monday, June 2nd discussing data shared during the plenary presentation. A replay of the call and accompanying presentation is available on the Company's Investor Relations Events and Presentations webpage here.

•	Rusfertide U.S. NDA filing for treatment of patients with PV, by partner Takeda Pharmaceuticals, expected in Q4 of this year.

Icotrokinra (JNJ-2113): Oral IL-23 Receptor Antagonist

•	On July 21st, the Company and its partner Johnson and Johnson announced the first icotrokinra NDA filing for the treatment of adults and adolescents 12 years of age and older with moderate to severe plaque psoriasis (PsO). The application included data from four pivotal Phase 3 studies conducted as part of the ICONIC clinical development program, including ICONIC-LEAD, ICONIC-TOTAL and ICONIC-ADVANCE 1 & ICONIC-ADVANCE 2.

•	On May 9th, data from the Phase 3 ICONIC-TOTAL study in difficult-to-treat scalp and genital psoriasis was presented at the Society for Investigative Dermatology Annual Meeting held in San Diego from May 7-10th.

On April 10th, data from the adolescent cohort of the Phase 3 ICONIC-LEAD study in moderate-to-severe plaque psoriasis was presented as a late-breaking abstract at the 2025 World Congress of Pediatric Dermatology (WCPD).

•	On March 10th, positive top line results from the Phase 2b ANTHEM trial in moderately to severely active ulcerative colitis (UC) were announced. The full data set is scheduled for an oral presentation at the 33rd United European Gastroenterology Week (UEGW) on October 7th.

Development Pipeline: First-in-Class Oral IL-17 Peptide Antagonist (PN-881) & GLP-1, GIP, & GCG Triple Agonist (PN-477)

•	On June 30th, the Company hosted an investor call announcing the selection of PN-477, a potential best-in-class GLP-1, GIP, GCG receptor triple agonist peptide with oral and subcutaneous routes of administration, as a development candidate for the treatment of obesity. A replay of the call and accompanying presentation is available on the Company's Investor Relations Events and Presentations webpage here.

•	On May 9th, preclinical data on PN-881 was presented at the Society for Investigative Dermatology (SID) Annual Meeting held in San Diego from May 7-10th. Key takeaways from the pre-clinical characterization of the IL-17 oral peptide antagonist PN-881:

o	Potently and selectively binds IL-17A and -17F, blocking the three dimeric forms of the cytokine.

o	Nanomolar to picomolar in vitro potency comparable to bimekizumab and superior (70-fold) to secukinumab.

o	Metabolic stability in several matrices across several species, making it a suitable candidate for oral delivery.

o	Pharmocodynamic-based target engagement in a mouse IL-17 challenge model after oral dosing.

o	Dose-dependent efficacy with significant reduction in skin thickness in a 5-day rat IL-23 induced skin inflammation model after oral dosing.

Second Quarter 2025 Financial Results

•	Cash, Cash Equivalents and Marketable Securities: Cash, cash equivalents and marketable securities as of June 30, 2025, were $673.0 million as compared to $559.2 million as of December 31, 2024.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2025	2024	2025	2024

	(Unaudited)
License and collaboration revenue	$5,546	$4,167	$33,867	$259,120
Research and development expense	$37,036	$33,520	$72,929	$67,254
General and administrative expense	$10,551	$9,440	$22,289	$24,350
Net (loss) income	$(34,771)	$(30,616)	$(46,426)	$176,724
Basic (loss) earnings per share	$(0.55)	$(0.50)	$(0.73)	$2.89
Diluted (loss) earnings per share	$(0.55)	$(0.50)	$(0.73)	$2.77

•	License and Collaboration Revenue:

License and collaboration revenue of $5.5 million and $4.2 million for the second quarter of 2025 and 2024, respectively, was comprised of development services we provided under the Takeda collaboration agreement.

License and collaboration revenue of $33.9 million for the six months ended June 30, 2025 was comprised of (i) proportional recognition of a $25 million milestone earned from Takeda in Q1 25, and (ii) development services we provided during the period. License and collaboration revenue of $259.1 million for the six months ended June 30, 2024 included (i) $254.1 million of the $300.0 million initial transaction price for the Takeda collaboration agreement allocated to the rusfertide license upon effectiveness of the agreement, and (ii) development services we provided during the period.

•	Research and Development ("R&D") Expense: The increases in R&D expense from the prior year periods were primarily due to increases in pre-clinical and drug discovery research expenses, including costs related to our new product candidates, IL-17 oral peptide antagonist PN-881 and obesity triple agonist peptide PN-477, partially offset by decreases in rusfertide expenses related to the Phase 3 VERIFY clinical trial.

•	General and Administrative ("G&A") Expense: The increase in G&A expense for the second quarter of 2025 from the prior year period was primarily due to increases in stock-based compensation and other personnel-related expenses. The decrease in G&A expense for the six months ended June 30, 2025 from the prior year period was primarily due to $4.6 million in advisory and legal fees recognized in 2024 related to the Takeda collaboration, partially offset by increases in stock-based compensation expense and other personnel-related expenses.

•	Net (Loss) Income: Net loss was $34.8 million, or $0.55 per basic and diluted share, for the second quarter of 2025 as compared to net loss of $30.6 million, or $0.50 per basic and diluted share, for the second quarter of 2024. Net loss was $46.4 million, or $0.73 per basic and diluted share, for the six months ended June 30, 2025 as compared to net income of $176.7 million, or $2.89 per basic share and $2.77 per diluted share, for the six months ended June 30, 2024, which included recognition of $259.1 million revenue related to the Takeda collaboration agreement upfront payment of $300.0 million.

About Protagonist

Protagonist Therapeutics is a discovery through late-stage development biopharmaceutical company. Two novel peptides derived from Protagonist's proprietary discovery platform are currently in advanced Phase 3 clinical development, with a New Drug Application (NDA) for icotrokinra submitted to the FDA in July and an NDA submission for rusfertide expected by end of 2025. Icotrokinra (formerly, JNJ-2113), a first-in-class investigational targeted oral peptide that selectively blocks the Interleukin-23 receptor ("IL-23R") is licensed to J&J Innovative Medicines ("JNJ"), formerly Janssen Biotech, Inc. Following icotrokinra's joint discovery by Protagonist and JNJ scientists pursuant to the companies' IL-23R collaboration, Protagonist was primarily responsible for development of icotrokinra through Phase 1, with JNJ assuming responsibility for development in Phase 2 and beyond. Rusfertide, a mimetic of the natural hormone hepcidin, is currently in Phase 3 development for the rare blood disorder polycythemia vera (PV). Rusfertide is being co-developed and will be co-commercialized with Takeda Pharmaceuticals pursuant to a worldwide collaboration and license agreement entered in 2024 under which the Company remains primarily responsible for development through NDA filing. The Company also has a number of pre-clinical stage drug discovery programs addressing biologically and commercially validated targets, including IL-17 oral peptide antagonist PN-881, obesity triple agonist peptide PN-477, and the oral hepcidin program.

More information on Protagonist, its pipeline drug candidates and clinical studies can be found on the Company's website at https://www.protagonist-inc.com/.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the potential benefits of icotrokinra and rusfertide, the timing of icotrokinra and rusfertide clinical trials, and timing of developments and announcements in our discovery programs. In some cases, you can identify these statements by forward-looking words such as "anticipate," "believe," "may," "will," "expect," or the negative or plural of these words or similar expressions. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our ability to develop and commercialize our product candidates, our ability to earn milestone payments under our collaboration agreements with Janssen and Takeda, our ability to use and expand our programs to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, and our ability to obtain and adequately protect intellectual property rights for our product candidates. Additional information concerning these and other risk factors affecting our business can be found in our periodic filings with the Securities and Exchange Commission, including under the heading "Risk Factors" contained in our most recently filed periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release.

Investor Relations Contact

Corey Davis, Ph.D.

LifeSci Advisors
cdavis@lifesciadvisors.com
+1 212 915 2577

Media Relations Contact

Virginia Amann
ENTENTE Network of Companies

virginiaamann@ententeinc.com
+1 833 500 0061 ext 1

PROTAGONIST THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
License and collaboration revenue	$5,546	$4,167	$33,867	$259,120
Operating expense:
Research and development (1)	37,036	33,520	72,929	67,254
General and administrative (1)	10,551	9,440	22,289	24,350
Total operating expense	47,587	42,960	95,218	91,604
(Loss) income from operations	(42,041)	(38,793)	(61,351)	167,516
Interest income	7,406	7,404	14,979	11,780
Other income, net	36	97	118	78
(Loss) income before income tax expense (benefit)	(34,599)	(31,292)	(46,254)	179,374
Income tax expense (benefit)	172	(676)	172	2,650
Net (loss) income	$(34,771)	$(30,616)	$(46,426)	$176,724
Net (loss) income per share, basic	$(0.55)	$(0.50)	$(0.73)	$2.89
Net (loss) income per share, diluted	$(0.55)	$(0.50)	$(0.73)	$2.77
Weighted-average shares used to compute net (loss) income per share, basic	63,510,537	61,305,289	63,238,682	61,080,489
Weighted-average shares used to compute net (loss) income per share, diluted	63,510,537	61,305,289	63,238,682	63,909,633

(1) Amount includes non-cash stock-based compensation expense.

Stock-based Compensation

(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Research and development	$6,291	$5,097	$14,282	$10,385
General and administrative	4,621	3,847	10,432	7,911
Total stock-based compensation expense	$10,912	$8,944	$24,714	$18,296

PROTAGONIST THERAPEUTICS, INC.

Selected Condensed Consolidated Balance Sheet Data

(Unaudited, In thousands)

	June 30,	December 31,
	2025	2024
Cash, cash equivalents and marketable securities	$672,958	$559,165
Working capital	567,019	544,243
Total assets	718,006	744,725
Deferred revenue	20,063	30,567
Accumulated deficit	(386,948)	(340,522)
Total stockholders' equity	668,018	675,295